Bone Biologics, Corp.

100 Rancho Rd., Suite 7 - 231

Thousand Oaks, CA 91362

July 2, 2014

Dr. Chia Soo

115 North Doheny Drive

Beverly Hills, CA 90211

Re: Director Offer Letter

Dear Dr. Soo:

Bone Biologics, Corp. (the “Company”), is pleased to offer you a position as a member of its Board of Directors (the “Board”), effective upon the filing of a Form 8K (the “8K”) with the Securities Exchange Comission (the “SEC”) by the Company. We believe that your background and experience will be a significant asset to the Company, and we look forward to your participation on the Board. Should you choose to accept this position as a member of the Board, this letter agreement (this “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services that you agree to provide the Company.

Bone Biologics, Inc. (“BB Inc.”) entered into a letter agreement with AFH Holding & Advisory, LLC and the Musculoskeletal Transplant Foundation, Inc. that contemplates a merger (the “Merger”) in which BB Inc. will become a wholly-owned subsidiary of the Company. After consummation of the Merger, the Board will consist of seven (7) members. Within four days of the consummation of the Merger, the Company will file the 8K with the SEC.

1. Term. This Agreement is effective as of the date of the filing of the 8k. Your term as director shall continue subject to the provisions in Section 9 below or until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual shareholders’ meeting and upon re-election (unless a staggered board is implemented), the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board and as a member of one or more committees of the Board (hereinafter your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and any committees on which you serve as a member as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board as necessary via telephone, electronic mail or other forms of correspondence.

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, competitive with the Company’s Business (as defined below), except for companies previously disclosed by you to the Company in writing. Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company. For purposes of this Agreement, the term “Company’s Business” shall have the same meaning as the definition for the term “Field of Use” in that certain Exclusive Licensing Agreement, dated March 15, 2006, by and between the Company and the Regents of the University of California, as amended (the “UCLA Exclusive License”), except that the term Company’s Business shall also include all patents prosecuted and funded by the Company or BB, Inc.

4. Compensation. Assuming your material compliance with the terms of this Offer Letter, compensation for your services to the Company shall be as described in this section.

a. You will receive a retainer of $25,000 annually.

b. You shall receive an option to purchase 50,000 shares of the Company’s $0.001 par value per share Common Stock (“Common Stock”) at an exercise price of $1.00 per share upon completion of your first year of service as a member of the Board. These options will have a term of 10 years.

c. You shall receive $50,000 worth of Common Stock upon completion of each year of service as a member of the Board. Such issuances of Common Stock shall be split into four installments, each valued at $12,500 and distributed quarterly on the date that the Company files its Form 10-Q or Form 10-K, as applicable, with the SEC. The Common Stock will be valued at the average of the trading price for shares of Common Stock over the 10 day period prior to the issuance.

d. You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings).

5. D&O Insurance Policy. The Company maintains an insurance policy for officers and directors (the “D&O Insurance Policy”), and the Company shall include you as an insured under the D&O insurance policy during the term of this Agreement.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means:

i. Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the Company’s Business;

ii. work performed at or for the University of California, Los Angeles (“UCLA”), that is or was funded under a research or consulting agreement with the Company or BB, Inc., as well as work performed at or for UCLA that lead or leads to any patent prosecuted and funded by the Company or BB, Inc.; and

iii. Any information which is related to the Company’s Business and is generally not known by non-Company personnel.

iv. Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i. Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii. work performed at or for UCLA that neither is nor was funded under a research or consulting agreement with the Company or BB, Inc. and that neither lead nor leads to any patent prosecuted and funded by the Company or BB, Inc.;

iii. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iv. Information known by you prior to receipt of such information from the Company, which prior knowledge can be demonstrated..

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 9 herein.

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

e. Ownership. You agree that in connection with your Duties as a member of the Board the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement arising out of your Duties as a member of the Board (collectively, “Inventions”), and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

8. Non-Solicitation. During the term of your appointment, you shall not directly solicit for employment any employee of the Company with whom you have had contact due to your appointment.

9. Termination and Resignation. Your membership on the Board may be terminated for any or no reason by a vote of the stockholders holding at least a majority of the shares of the Company’s issued and outstanding shares entitled to vote. Your membership on the Board may be terminated for any or no reason at any meeting of the Board or by written consent of, a majority of the Board at any time, or if you have been declared incompetent by an order of a court of competent jurisdiction or convicted of a felony. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any compensation (including the vested portion of the Shares) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation. Any Shares that have not vested as of the effective date of such termination or Resignation shall be forfeited and cancelled.

10. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Delaware applicable to agreements made and to be performed entirely in the State of Delaware.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13. Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you to continue employment with the Company.

14. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of any questions arising under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature page follows]

This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

BONE BIOLOGICS, CORP.

By:	/s/ Michael Schuler
Name:	Michael Schuler
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Chia Soo
Name: Chia Soo